Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2024 FOURTH QUARTER

AND FULL-YEAR RESULTS

NEW YORK, NY – March 4, 2025 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today its results for the quarter and full-year ended December 31, 2024.

2024 Fourth Quarter Highlights

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Net income was $10.1 million, or $0.43 per share, compared to $14.3 million, or $0.60 per share, in the prior year quarter, and included $1.3 million of taxi medallion recoveries in the current quarter compared to $12.5 million in the prior year quarter.
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Net interest income grew 6% to $52.0 million from $49.0 million in the prior year quarter.
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Net interest margin on net loans was 8.15%, compared to 8.50% in the prior year quarter, and on gross loans it was 7.84%, compared to 8.20% in the prior year quarter.
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Loan originations grew 69% to $285.7 million, compared to $169.1 million in the prior year quarter.
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Credit loss provision increased to $20.6 million from $10.8 million in the prior year quarter.
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The Board of Directors increased the quarterly dividend 10% to $0.11 per share.
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In connection with a pending agreement in principle with the SEC's Division of Enforcement on terms of settlement, the Company recorded a charge of $3.0 million as well as a benefit of $5.5 million related to insurance coverage of legal costs incurred.

2024 Full-Year Highlights

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Net income was $35.9 million, or $1.52 per share, compared to $55.1 million, or $2.37 per share, in the prior year, and included $6.9 million of taxi medallion recoveries in the current year compared to $29.6 million in the prior year.
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Net interest income grew 8% to $202.5 million from $188.1 million in the prior year.
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Net interest margin on net loans was 8.35%, compared to 8.68% in the prior year, and on gross loans it was 8.05%, compared to 8.38% in the prior year.
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Loan originations were $1.0 billion, compared to $960.0 million in the prior year.
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Total loans, including loans held for sale, grew 12% to $2.5 billion as of December 31, 2024, compared to $2.2 billion a year ago.
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Credit loss provision increased to $76.5 million from $37.8 million in the prior year.
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The Company repurchased 570,404 shares of common stock at an average cost of $8.07 per share in the year, for a total of $4.6 million.
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Total assets grew to $2.9 billion as of December 31, 2024, an 11% increase over December 31, 2023.

Executive Commentary – Andrew Murstein, President of Medallion

"We continue to be pleased with our quarterly and full-year performance. In the fourth quarter of 2023, taxi medallion recoveries added $0.37 to our bottom line compared to only $0.04 this quarter. For the full year, and the first time in our history, we originated over $1 billion of loans, more than half of which were high yielding recreation loans. We are quite pleased with this accomplishment.

Our commercial lending group, Medallion Capital, exited a portfolio investment during the quarter generating net gains of $3.8 million on equity investments, with full year net gains of $6.9 million. Although our equity investments are small, over time they have generated meaningful earnings to our bottom line, with net gains totaling nearly $15 million over the past three years.

Finally, in the quarter we reached an agreement in principle on terms of settlement and recorded a charge of $3.0 million related to the SEC matter as well as recognized a $5.5 million benefit related to insurance coverage of legal costs associated with this matter. The agreement is subject to approval of the Commissioners of the SEC and the court, and we look forward to bringing closure to this matter.

We are quite happy with where we are as a company, especially with the performance we have delivered over the past several years. We finished the year with record total interest income, net interest income, assets, strategic partnership loan volume, and total equity. We believe we are well-positioned for 2025 and the years ahead.”

Business Segment Highlights

Recreation Lending Segment

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Originations were $72.2 million during the quarter, compared to $62.7 million a year ago.
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Recreation loans, including loans held for investment and loans held for sale, grew 15% to $1.5 billion, or 62% of total loans, as of December 31, 2024, compared to $1.3 billion, or 60% of total loans, a year ago.
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Interest income grew 15% to $51.3 million for the quarter, from $44.4 million in the prior year quarter.
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The average interest rate was 15.07% at year-end, compared to 14.79% a year ago.
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Recreation loans 90 days or more past due were $10.0 million, or 0.67% of gross recreation loans, as of December 31, 2024, compared to $9.1 million, or 0.70%, a year ago.
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Allowance for credit loss was 5.00% at year-end for loans held for investment, compared to 4.31% a year ago.
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In December 2024, we signed a letter of intent to sell up to $121 million of recreation loans at a premium to par value.

Home Improvement Lending Segment

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Originations were $82.5 million during the quarter, compared to $66.0 million a year ago.
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Home improvement loans grew 9% to $827.2 million, or 33% of total loans, as of December 31, 2024, compared to $760.6 million, or 34% of total loans, a year ago.
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Interest income grew 16% to $19.9 million for the quarter, from $17.2 million in the prior year quarter.
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The average interest rate was 9.81% at year-end, compared to 9.51% a year ago.
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Home improvement loans 90 days or more past due were $1.4 million, or 0.17% of gross home improvement loans, as of December 31, 2024, compared to $1.5 million, or 0.20%, a year ago.
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Allowance for credit loss was 2.48% at year-end, compared to 2.76% a year ago.

Commercial Lending Segment

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Commercial loans were $111.3 million at 2024, compared to $114.8 million a year ago.
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The average interest rate on the portfolio was 12.97%, compared to 12.87% a year ago.

Taxi Medallion Lending Segment

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The Company collected $2.6 million of cash on taxi medallion-related assets during the quarter.
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Total net taxi medallion assets declined to $7.7 million, a 37% reduction from a year ago, and represented less than 0.5% of the Company’s total assets, as of December 31, 2024.

Capital Allocation

Quarterly Dividend

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The Board of Directors declared a quarterly dividend of $0.11 per share, payable on March 31, 2025, to shareholders of record at the close of business on March 17, 2025.

Stock Repurchase Plan

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As of December 31, 2024, the Company had $15.4 million remaining under its $40 million share repurchase program. During 2024, the Company purchased 570,404 shares for $4.6 million.

Conference Call Information

The Company will host a conference call to discuss its fourth quarter and full-year financial results tomorrow, Wednesday, March 5, 2025, at 9:00 a.m. Eastern time.

In connection with its earnings release, the Company has updated its quarterly supplement presentation, which is now available at www.medallion.com.

How to Participate

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Date: Wednesday, March 5, 2025
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Time: 9:00 a.m. Eastern time
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U.S. dial-in number: (833) 816-1412
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International dial-in number: (412) 317-0504
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Live webcast: Link to Webcast of 4Q24 Earnings Call

A link to the live audio webcast of the conference call will also be available at the Company’s IR website.

Replay Information

The webcast replay will be available at the Company's IR website until the next quarter’s results are announced.

The conference call replay will be available following the end of the call through Wednesday, March 12

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U.S. dial-in number: (844) 512-2921
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International dial-in number: (412) 317-6671
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Passcode: 1019 6407

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ: MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, the settlement of which remains subject to SEC and court approval, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
(Dollars in thousands, except share and per share data)	2024	2023
Assets
Cash, cash equivalents, and federal funds sold	$169,572	$149,845
Investment and equity securities	64,003	65,712
Loans	2,362,796	2,215,886
Allowance for credit losses	(97,368)	(84,235)
Net loans receivable	2,265,428	2,131,651
Loans held for sale, at lower of amortized cost or fair value	128,226	—
Goodwill and intangible assets, net	169,949	171,394
Property, equipment, and right-of-use lease asset, net	13,756	14,076
Accrued interest receivable	15,314	13,538
Loan collateral in process of foreclosure	9,932	11,772
Other assets	32,426	29,839
Total assets	$2,868,606	$2,587,827
Liabilities
Deposits	$2,090,071	$1,866,657
Long-term debt	232,159	235,544
Short-term borrowings	49,000	8,000
Deferred tax liabilities, net	20,995	21,207
Operating lease liabilities	5,128	7,019
Accrued interest payable	8,231	6,822
Accounts payable and accrued expenses	24,064	30,804
Total liabilities	2,429,648	2,176,053
Total stockholders’ equity	370,170	342,986
Non-controlling interest in consolidated subsidiaries	68,788	68,788
Total equity	438,958	411,774
Total liabilities and equity	$2,868,606	$2,587,827
Number of shares outstanding	23,135,624	23,449,646
Book value per share	$16.00	$14.63

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands, except share and per share data)	2024	2023	2024	2023
Total interest income	$76,519	$67,585	$290,702	$251,040
Total interest expense	24,507	18,567	88,167	62,946
Net interest income	52,012	49,018	202,535	188,094
Provision for credit losses	20,572	10,764	76,502	37,810
Net interest income after provision for credit losses	31,440	38,254	126,033	150,284
Other income (loss)
Gain on equity investments, net	3,782	2,989	6,917	5,178
Gain on sale of loans and taxi medallions	123	413	1,293	4,992
Write-down of loan collateral in process of foreclosure	(509)	(1,393)	(528)	(1,696)
Other income	846	979	3,648	2,846
Total other income, net	4,242	2,988	11,330	11,320
Other expenses
Salaries and employee benefits	9,997	9,757	38,344	37,562
Loan servicing fees	2,820	2,459	10,771	9,543
Collection costs	1,581	1,271	6,380	6,000
Regulatory fees	969	710	3,795	3,194
Professional fee costs (benefits), net	(4,806)	1,663	(1,372)	5,886
Rent expense	663	617	2,682	2,472
Amortization of intangible assets	361	361	1,445	1,445
Penalties	3,000	—	3,000	—
Other expenses	2,628	2,246	9,382	9,466
Total other expenses	17,213	19,084	74,427	75,568
Income before income taxes	18,469	22,158	62,936	86,036
Income tax provision	6,815	6,328	21,011	24,910
Net income after taxes	11,654	15,830	41,925	61,126
Less: income attributable to the non-controlling interest	1,512	1,512	6,047	6,047
Total net income attributable to Medallion Financial Corp.	$10,142	$14,318	$35,878	$55,079
Basic net income per share	$0.45	$0.63	$1.59	$2.45
Diluted net income per share	$0.43	$0.60	$1.52	$2.37
Weighted average common shares outstanding
Basic	22,455,498	22,608,243	22,546,051	22,510,435
Diluted	23,757,406	23,765,866	23,605,493	23,248,323
Dividends declared per common share	$0.11	$0.10	$0.41	$0.34